December 2011 Pricing Sheet dated December 23, 2011 relating to Preliminary Terms No. 1 dated December 23, 2011 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in Currencies

Currency-Linked Partial Principal at Risk Securities due December 29, 2014

Based on the Performance of a Basket of Four Emerging Markets Currencies Relative to the European Union Euro

Brazilian real + Russian ruble + Indian rupee + Chinese renminbi

PRICING TERMS – DECEMBER 23, 2011
Issuer:	JPMorgan Chase & Co.
Maturity date:	December 29, 2014, subject to adjustment for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 3-I
Aggregate principal amount:	$4,595,000
Basket:	Reference currencies	Reference currency weight	Starting spot rate
	Brazilian real (“BRL”)	25%	2.42004 BRL per EUR
	Russian ruble (“RUB”)	25%	40.51296 RUB per EUR
	Indian rupee (“INR”)	25%	68.74422 INR per EUR
	Chinese renminbi (“CNY”)	25%	8.24182 CNY per EUR
Payment at maturity:	▪ If the basket appreciates relative to the European Union euro (i.e., the basket return is positive), for each $1,000 stated principal amount security,
$1,000 + supplemental redemption amount
▪ If the basket depreciates or does not appreciate relative to the European Union euro (i.e., the basket return is zero or negative), for each $1,000 stated principal amount security,
$1,000 + ($1,000 × basket return), subject to the minimum payment amount
If the basket depreciates, the basket return will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the decline in the basket return below 0%. However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per security.
Supplemental redemption amount:	(i) $1,000 times (ii) the basket return times (iii) the participation rate
Minimum payment amount:	$900 per security
Participation rate:	150%
Basket return:	(ending basket level – starting basket level) / starting basket level
Starting basket level:	Set equal to 100 on the pricing date
Ending basket level:	The basket closing level on the valuation date
Basket closing level:

The basket closing level on the valuation date will be calculated as follows:

100 × [1 + sum of (reference currency return of each reference currency × reference currency weight of each such reference currency)]

Reference currency return:

With respect to each reference currency: (starting spot rate – ending spot rate) / starting spot rate

This formula effectively limits the contribution of each reference currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work,” “Hypothetical Payouts on the Securities at Maturity –– Example 3" and "Fact Sheet" in this document for more information.

Valuation date:	December 22, 2014, subject to adjustment for non-currency business days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Least Performing Component Notes or Basket Notes” in the accompanying product supplement no. 3-I
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	December 23, 2011
Original issue date:	December 29, 2011 (3 business days after the pricing date)
CUSIP / ISIN:	48125VFX3 / US48125VFX38
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)(2)	Fees and commissions(2)(3)	Proceeds to issuer
Per security	$1,000.00	$30.00	$970.00
Total	$4,595,000.00	$137,850.00	$4,457,150.00
(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on PS-24 of the accompanying product supplement no. 3-I.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $990.00 per $1,000 stated principal amount security. Please see “Syndicate Information” on page 8 of the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $30.00 per $1,000 stated principal amount securities and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 3-I.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. 3-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary terms no. 1 dated November 28, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007882/e46334fwp.pdf

Product supplement no. 3-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007592/e46167_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.